NYXIO TECHNOLOGIES CORPORATION

INCENTIVE COMPENSATION

RESTRICTED STOCK AWARD AGREEMENT

This Restricted Stock Award ("Award") is awarded on May 10, 2013 ("Date of Grant"), by Nyxio Technologies Corporation (the "Company") to Giorgio Johnson ("Recipient").

In consideration of the mutual covenants contained herein and for other good and valuable consideration, the Company hereby awards restricted stock to Recipient on the following terms and conditions:

1.	Award of Restricted Shares. The Company hereby grants to Recipient a total of fifty million (50,000,000) restricted shares (the "Restricted Shares") of the Company's Common Stock.

2.	Additional Consideration Provided By Recipient. As addition consideration given in exchange for issuance of the Restricted Shares, Recipient hereby agrees as follows:

a.	Assignment of Assets. Recipient currently holds all rights to a proprietary television design more specifically described in Exhibit A hereto (the “Assets”). Recipient hereby sells, assigns, transfers and conveys all right, title, and interest in and to the Assets to Company.

3.	Restrictions. The Restricted Shares are being awarded to Recipient subject to the transfer and forfeiture conditions set forth below (the "Restrictions"). In its sole discretion, the Company may amend or waive the provisions of subparagraphs (b) or (c) hereof, in whole or in part, to the extent necessary or advisable to comply with applicable laws, as determined by the Company:

a.	No Assignment. Unless otherwise provided by the Committee, prior to the vesting of the Restricted Shares as described in Section 3 below, Recipient may not directly or indirectly, by operation of law or otherwise, voluntarily or involuntarily, sell, assign, pledge, encumber, charge or otherwise transfer any of the Restricted Shares still subject to Restrictions. The Restricted Shares shall be forfeited if Recipient violates or attempts to violate these transfer Restrictions.

b.	Repayment/Forfeiture. Any benefits Recipient may receive hereunder shall be subject to repayment or forfeiture as may be required to comply with the requirements of the U.S. Securities and Exchange Commission or any applicable law, as may be in effect from time to time.

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4.	Vesting. Subject to the remaining terms and conditions of this Award Agreement, the Restricted Shares will vest as follows:

a.	Vesting Date. The Restricted Shares will vest in full upon the date which is two (2) years from the Date of Grant (the "Vesting Date"), provided Recipient remains in the employment of the Company on the Vesting Date.

(i)	The period from the Date of Grant through the Vesting Date set forth above is referred to as the "Restriction Period". Except to the extent vesting accelerates pursuant to Sections 3(b) through (c) below, any unvested Restricted Shares shall be automatically forfeited upon Recipient's termination of employment with the Company or an Affiliate prior to the Vesting Date. The Company will not be obligated to pay Recipient any consideration whatsoever for forfeited Restricted Shares.

(ii)	If, during the Restriction Period, Recipient takes a Leave of Absence (as defined herein) from the Company or an Affiliate, the Restricted Shares will continue to be subject to this Award Agreement. If the Restriction Period expires while Recipient is on a Leave of Absence, Recipient will be entitled to the Restricted Shares even if Recipient has not yet returned to active employment. For purposes of this Award Agreement, "Leave of Absence" means an approved leave of absence from the Company or an Affiliate from which Recipient has a right to return to work, as determined by the Company.

b.	Disability. All unvested Restricted Shares shall fully vest, regardless of whether or not the Vesting Date has occurred, upon Recipient's termination of employment with the Company and its Affiliates due to a disability.

c.	Death. All unvested Restricted Shares shall fully vest, regardless of whether or not the Vesting Date occurred, upon Recipient's termination of employment with the Company and its Affiliates due to death.

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5.	Issuance and Delivery of Shares.

a.	The Restricted Shares awarded hereunder shall be immediately issuable. Until such shares are vested, certificates representing the shares shall be held in trust by the Company. Upon the vesting of the applicable Restricted Shares described in Section 3 above, the Company shall deliver to Recipient certificates evidencing Shares of Common Stock issued in connection with the Restricted Shares.

b.	The action contemplated by subparagraph (a) above shall occur within 60 days following the date that the applicable Restricted Shares vested.

6.	Whole Shares. All Awards shall be paid in whole Shares; no fractional Shares shall be credited or delivered to Recipient.

7.	Responsibility for Taxes. Regardless of any action the Company or Recipient's Employer (the "Employer") takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items legally applicable to Recipient ("Tax-Related Items"), Recipient acknowledges that the ultimate liability for all Tax-Related Items is and remains Recipient's responsibility and may exceed the amount actually withheld by the Company or the Employer. Recipient further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Shares, including, but not limited to, the grant, vesting or settlement of the Restricted Shares, the issuance of Shares upon settlement of the Restricted Shares, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Shares to reduce or eliminate Recipient's liability for Tax-Related Items or achieve any particular tax result. Further, if Recipient has become subject to tax in more than one jurisdiction between the Date of Grant and the date of any relevant tax withholding event, Recipient acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

8.	Stockholder Rights. Upon the date hereof, Recipient shall have the rights as a stockholder of the Company in respect of the Restricted Shares, including the right to vote such Restricted Shares and to receive dividends and/or distributions payable in respect of such Restricted Shares.

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9.	Issuance of Restricted Shares. Shares representing Recipient's Restricted Shares shall be issued either (i) in certificate form or (ii) in book entry or electronic form, registered in the name of Recipient. Such Restricted Shares shall be held by the Company in custody for Recipient, until they are either forfeited by Recipient or are delivered to Recipient upon vesting pursuant to Section 4 above. The grant of Restricted Shares hereunder shall not constitute a trust.

10.	Acknowledgement of Discretionary Nature of the Issuance; No Vested Rights. By accepting the Restricted Shares, Recipient acknowledges, understands, and agrees that: (i) the grant of the Restricted Shares is voluntary and occasional and does not create any contractual or other right to receive future restricted stock, or benefits in lieu of restricted stock, even if Restricted Shares have been granted repeatedly in the past; (ii) all decisions with respect to future awards, if any, will be at the sole discretion of the Company; (iii) Recipient's acceptance of the Restricted Shares is voluntary; (iv) the grant of the Restricted Shares shall not be interpreted to form an employment contract or relationship with the Company or any Affiliate; and (v) subject to any rights of Recipient under any Employment Agreement, no claim or entitlement to compensation or damages shall arise from forfeiture of any portion of the Restricted Shares resulting from termination of Recipient's employment by the Company or the Employer (for any reason whatsoever and regardless of whether in breach of local labor laws) and, in consideration of the grant of the Restricted Shares, Recipient irrevocably agrees never to institute any such claim against the Company or the Employer, waives Recipient's ability, if any, to bring any such claim, and releases the Company and the Employer from any such claim that may arise.

11.	No Relation to Other Benefits/Termination Indemnities. The Restricted Shares are not part of normal or expected compensation or salary for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments, notwithstanding any provision of any compensation, insurance agreement or benefit plan to the contrary.

12.	No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Recipient's acquisition or sale of the Restricted Shares. Recipient should note that the future value of the Restricted Shares is unknown. Recipient is hereby advised to consult with Recipient's own personal tax, legal, and financial advisors.

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13.	Acknowledgements. No waiver of any breach of any provision of this Award Agreement by the Company shall be construed to be a waiver of any succeeding breach or as a modification of such provision. The provisions of this Award Agreement shall be severable and in the event that any provision of this Award Agreement shall be found by any court to be unenforceable, in whole or in part, the remainder of this Award Agreement shall nevertheless be enforceable and binding on the parties. Recipient hereby agrees that the court may modify any invalid, overbroad or unenforceable term of this Award Agreement so that such term, as modified, is valid and enforceable under applicable law.

14.	The Company Assignment Rights. The Company shall have the right to assign this Award Agreement, which shall not affect the validity or enforceability of this Award Agreement. This Award Agreement shall inure to the benefit of assigns and successors of the Company.

15.	Waiver. The failure of the Company to enforce at any time any provision of this Award Agreement shall in no way be construed to be a waiver of such provision or any other provision hereof.

16.	Governing Law. All questions concerning the construction, validity and interpretation of this Award Agreement shall be governed by and construed according to the law of the State of Nevada without regard to any state's conflicts of law principles. Any and all disputes relating to, concerning or arising from this Award Agreement, or relating to, concerning or arising from the relationship between the parties evidenced by the Award or this Award Agreement, shall be brought and heard exclusively in the United States District Court for the District of Nevada or the District Court for Clark County, Nevada. Each of the parties hereby represents and agrees that such party is subject to the personal jurisdiction of said courts; hereby irrevocably consents to the jurisdiction of such courts in any legal or equitable proceedings related to, concerning or arising from such dispute; and waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have that the laying of the venue of any legal or equitable proceedings related to, concerning or arising from such dispute which is brought in such courts is improper or that such proceedings have been brought in an inconvenient forum.

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17.	409A Compliance Applicable Only to Recipients Subject to U.S. Tax. Notwithstanding any provision in this Award Agreement to the contrary, if Recipient is a "specified employee" (certain officers of the Company within the meaning of Treasury Regulation Section 1.409A-1(i) and using the identification methodology selected by the Company from time to time) on the date of Recipient's termination of employment, any payment which would be considered "nonqualified deferred compensation" within the meaning of Code Section 409A that Recipient is entitled to receive upon termination of employment and which otherwise would be paid or delivered during the six-month period immediately following the date of Recipient's termination of employment will instead be paid or delivered on the earlier of (i) the first day of the seventh month following the date of Recipient's termination of employment and (ii) death. For purposes of determining the time of payment or delivery of any payment Recipient is entitled to receive upon termination of employment, the determination of whether Recipient has experienced a termination of employment will be determined by the Company in a manner consistent with the definition of "separation from service" under the default rules of Section 409A of the Code.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the 10th day of May, 2013.

Nyxio Technologies Corporation

__________________________________

Giorgio Johnson, President

Recipient

___________________________________

Giorgio Johnson

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EXHIBIT A

Description of Assets

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VioSphere Prototype:

The VioSphere All in One Television is the first television of its kind. An LCD or LED television with a fully integrated personal computer inside. This innovative concept is what gave Nyxio its design platform for convergent and integrated concepts in the consumer electronics industry. The VioSphere offers a unique feature set unrivaled in capability. The VioSphere presents the user with versatility in the home entertainment experience, such as video conferencing, digital video recording, broadband radio, Bluetooth functionality, built in DVD-RW, integrated mobile phone options, home video surveillance, karaoke, movie downloads, online gaming and more. With split screen technology, The VioSphere allows the viewer dual viewing options in normal PIP or POP, and also in 16:9 full screen split, or 4:3 split screen for work and play or dual entertainment options, simultaneously. The VioSphere also offers all inputs of a television, as well as all inputs of a personal computer. All of this in the comfort of your living room in one integrated solution, a flat panel television.

The offer of this technology was made possible through a proprietary interface board and firmware that allows the PC and the television recognition of the other’s presence. This is made clear through the OSD, which presents the user with the opportunity to select the PC as one of the VioSphere’s internal devices.

PC Specs:

Processor:Intel Core 2 Duo 2.4Ghz

Mother board:Intel 965 Chipset

Memory:2GB

Hard Disk:500GB 7200rpm

Graphic Card:nVidia 8800 256MB Memory

ROM Drive:Pioneer 18x18 DVDRW+/-

MCE Keyboard:VIO1 Keyboard

Web Camera:1.3Mega Pixel

Bluetooth:Yes

Operating System: Windows XP or Windows Vista Ultimate

Television specs:

Model	:	47” TFT LCD
Aspect Ratio	:	16:9
Max Resolution	:	1920 x 1080
Pixel Pitch	:	0.543 x 0.543
Viewing Angle	:	90/90/90/90
Max. Contrast Ratio	:	1200:1 (typ)
Max. Brightness	:	600(typ) cd/m2
OSD Language	:	English, German, France, Italian, Spanish, Chinese
Picture Control	:	Contrast, Brightness, Color, Tint, Sharpness
Sound Control	:	Mute, NICAM
Response Time	:	Tr:8ms Tf:10ms
Input Signal	:	Analog
Remote Control	:	Yes
S-Video	:	Yes
VGA	:	Yes
RCA (Av in)	:	Yes
Audio IN/OUT	:	Yes
Program Memory	:	OK
System	:	PAL, NTSC, SECAM
DVI	:	Optional
PIP/POP	:	Yes
HDMI/HDTV	:	Yes
Teletext	:	Yes
SCART	:	Optional

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Auto Power Off	:	Yes
Total Speaker	:	12w x 2
Wall Mounted	:	Yes
Total Operating	:	32F~104F (0C~56C)
Conditions	:	10%~90% (No Condensation)
Voltage	:	AC 100~240V 60/50Hz
Power Consumption	:	290W
Dimension Set (LxHxM)	:	1312 x 806 x 110
Net Weight	:	39kg

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